TRI-COUNTY INDUSTRIAL PARKS # 6 LLC

Administrative Office

8320 NE Hwy 99

Vancouver, Washington 98665

PHONE (360) 556-8192   FAX (360) 546-1737

May 22, 2008

Powin Corporation

6975 SW Sandburg Road #326

Tigard, Oregon 97223

Re: Tri-County Industrial Parks #6 LLC/Powin Corporation/Bldg. 16

Dear Joe:

This letter will confirm our agreement wherein your original lease dated September 18, 2007 by and between Tri-County Industrial Parks #6 LLC. Lessor, and Powin Corporation, Lessee, and subsequent modifications thereto shall be modified as follows:

Powin Corporation desires to lease Bay 3 in Building 16 located at 21449 S.W. 108 th  Ave., Tualatin, Oregon 97062 in Tri-County Industrial Park  for a term of two (2) years commencing May 1, 2008 and ending at midnight on April 30, 2010 on the following terms and conditions:

a)

As of the date of the signing of this lease agreement Building 16 Bay 3 consists of approximately 14,625 sq. ft. of warehouse space and -0-sq.ft. inside office space and -0-  sq.ft.toilet/restroom facilities.  In addition, there is no demising wall separating Bay 2 from 3 and  Lessee’s space (Bay 3) and the adjacent tenant’s space (Bay 2) currently are separated  by a portable cyclone fence as set forth on the attached map  Marked  Exhibit “A” and by this reference incorporated herein.

b)

The rental shall be prorated from date of occupancy which is May 8, 2008.

c)

Commencing on the 1st day of June 2008 the gross monthly rental shall be the sum of $5,045.00 and the discounted monthly rental shall be the sum of $4,387.00 (if paid and received within 10 days of the due date) of any particular month.  This is a triple net lease and during the term of this lease, Lessee shall pay as additional rental their pro-rata share of all real property taxes, fire insurance & common area maintenance.

Powin Corporation

May 16, 2008

Page-2

d)  Lessor shall install the following tenant improvements:

I.

Lessor shall build a demising wall to separate Lessee’s space (bay 3) from adjacent tenant’s space (bay 2).

II.Lessor shall build to Lessor’s standard 1 small restroom. Consisting of approximately 56 sq. ft.  The location of the restroom to be built will be determined by Lesssor.   The tenant improvement measurements shall be determined by lessor’s architect/contractor who does the build out.

III.

The above improvements, when completed, will be functional and will comply with building code but will be built based upon a minimal cost budget.  A plan for the restroom will be submitted from Lessor to Lessee for Lessee’s approval.  Such approval shall not be unreasonably withheld by Lessee.   If Lessee desires modifications, additions or upgrades in the improvements to the restroom build out, Lessee shall execute change orders to Lessor for such modifications and Lessee at Lessee’s sole cost and expense shall pay the cost thereof.

IV.

Lessee shall cooperate fully with Lessor’s contractors and will not hinder or delay the completion of tenant improvements.  The estimated construction time to complete the tenant improvements is 30-60 days from the date construction first starts.

V.

Upon substantial completion of said tenant improvements set forth in paragraph d) sub- paragraphs  I and II above,  the Rental set forth herein on page 1 sub paragraph c) shall be adjusted  by deducting Lessee’s ½ portion of the rental due each month for the cyclone fencing( $50.00 per month)  and instead based upon the rental rate of 30 cents per sq.ft. on the shell, 75 cents per sq. ft. on tenant improvements, triple net.

All other terms and conditions as set forth in the Lease Agreement dated September 18, 2007 not modified herein shall remain the same and be in full force and effect, and by this reference incorporated herein.

           LESSOR:

LESSEE:

           TRI-COUNTY INDUSTRIAL PARKS #6 LLC

Powin Corporation

By /s/ Sandra K. Poslick

By: /s/ Joseph Lu

Sandra K. Poslick, Manager

Joseph Lu Officer & Individually